Exhibit 99.1

Century Aluminum Reports Third Quarter 2013 Results

CHICAGO, IL -- 11/04/13 -- Century Aluminum Company (NASDAQ: CENX) reported a net loss of $9.5 million ($0.11 per basic and diluted common share) for the third quarter of 2013. Cost of sales for the quarter included a $5.8 million benefit for lower of cost or market inventory adjustments and an $11.7 million benefit for deferred power contract liability amortization.
In the third quarter of 2012, Century reported a net loss of $12.0 million ($0.14 per basic and diluted share). Financial results were positively impacted by a net benefit of $4.1 million related to certain litigation items. Cost of sales for the quarter included an $8.2 million benefit for lower of cost or market inventory adjustments.
Sales for the third quarter of 2013 were $399.9 million, compared with $304.6 million for the third quarter of 2012. Shipments of primary aluminum for the 2013 third quarter were 212,797 tonnes, compared with 163,431 tonnes shipped in the year-ago quarter. Sales and shipments of primary aluminum for the third quarter of 2013 both benefited from the June 2013 acquisition of the Sebree, KY aluminum smelter. During the quarter, the Sebree acquisition added $101.5 million in sales and 45,843 tonnes in primary aluminum shipments.
For the first nine months of 2013, Century reported a net loss of $30.6 million ($0.35 per basic and diluted share). These results were positively impacted by an unrealized gain of $16.2 million primarily related to a LME-based contingent obligation, a gain on bargain purchase of $5.3 million and deferred power contract liability amortization of $14.5 million. Results were negatively impacted by a non-cash charge of $3.3 million for the early extinguishment of our 8.0% Senior Notes and a charge of $4.7 million for severance and other expenses related to our corporate headquarters relocation. Cost of sales in the first nine months of 2013 included a $10.3 million charge for lower of cost or market inventory adjustments.
This result compares to a net loss of $28.7 million ($0.32 per basic and diluted share) for the first nine months of 2012. These results were negatively impacted by an unrealized net loss on forward contracts of $3.2 million primarily related to the mark to market of aluminum price protection options. Results were positively impacted by a net benefit of $4.1 million related to certain litigation items. Cost of sales in the first nine months of 2012 included a $19.8 million benefit for lower of cost or market inventory adjustments.
Sales in the first nine months of 2013 were $1,053.1 million compared with $954.4 million in the same period of 2012. Shipments of primary aluminum for the first nine months of 2013 were 547,843 tonnes compared with 484,226 tonnes for the comparable 2012 period. Sales and shipments of primary aluminum for the first nine months were higher by $140.3 million and 63,522 tonnes, respectively, as a result of the Sebree smelter acquisition.
"We continue to operate in an uncertain global environment," commented Michael A. Bless, President and Chief Executive Officer. "Widespread and consistent recovery in developed and developing economies has been elusive. China has not developed momentum in driving more robust consumer activity, and potential problems in the financial system remain a concern. In the U.S. and Europe, political instability has led to predictable uncertainty on the part of people making investment decisions. In our sector, we have seen some hopeful signs. Demand continues to be relatively strong in most markets. Supply closures, though each individually small in the context of the broader market, have continued to build. Volatility caused by the potential for changes in the LME's warehousing rules has diminished. On balance, however, we will continue to manage the company with a bias toward downside risk in broad market conditions.
"We believe we have made good progress managing those items under our control," continued Mr. Bless. "Safety performance improved throughout the quarter, after a rough start at Sebree. Key performance indicators have been uniformly good; recent high purity production at Hawesville and billet production at Sebree have been at record levels. Most importantly, production costs have improved. As previously announced, we received approval from the Kentucky Public Service Commission for Hawesville's new power contract, and have been successfully purchasing market-based power since late August. Grundartangi's investment projects continue on track; we expect to produce finished anodes at our new plant in the Netherlands in December.
"We are focused on the important next steps for our power arrangements in Kentucky. For Hawesville, we are working with the regulators toward finalizing the procedures necessary for future grid stability and energy import capability; we expect to complete this process in late 2013 or early 2014. Century and Big Rivers plan to file the market-based power contract for Sebree soon, allowing for approval by the PSC before the termination of the current contract on January 31, 2014. We continue to work toward creating the conditions necessary for a restart of Ravenswood and of the Helguvik project; while there is not a solution at hand on either matter, discussions with the various parties remain active and we are committed to finding a solution."

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century’s corporate offices are located in Chicago, Illinois. More information can be found at www.centuryaluminum.com.

Century Aluminum's quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, visit www.centuryaluminum.com and click on the conference call link on the homepage. The webcast will be archived on our website and available for replay approximately two hours following the live call.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; increases in global aluminum inventories and the addition of new or restarted global aluminum production capacity; weakening of the company's U.S. customer markets; and our ability to successfully obtain long-term competitive power arrangements for our U.S. plants. Forward-looking statements in this press release include, without limitation, statements regarding our ability to successfully restart operations at our Vlissingen plant; our ability to finalize the wholesale power arrangement for our Hawesville smelter and achieve a similar arrangement at our Sebree smelter; and our ability to successfully progress the potential restart of our Ravenswood smelter and Helguvik project. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.
Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:

Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.

Century Aluminum Contacts:

Mike Dildine (media)	312-696-3142
Shelly Harrison (investors)	312-696-3140

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
NET SALES:
Third-party customers	$271,016	$170,023	$680,480	$542,884
Related parties	128,912	134,612	372,659	411,560
	399,928	304,635	1,053,139	954,444
Cost of goods sold	387,574	301,385	1,028,901	924,645
Gross profit	12,354	3,250	24,238	29,799
Other operating expenses – net	2,174	7,388	6,288	14,926
Selling, general and administrative expenses	14,422	9,182	45,875	24,792
Operating loss	(4,242)	(13,320)	(27,925)	(9,919)
Interest expense – third party – net	(5,265)	(5,969)	(17,248)	(17,642)
Interest income – related parties	—	—	—	62
Net gain (loss) on forward and derivative contracts	440	(340)	16,151	(4,049)
Gain on bargain purchase	—	—	5,253	—
Loss on early extinguishment of debt	—	—	(3,272)	—
Other income (expense) – net	213	7,648	(1,001)	8,115
Loss before income taxes and equity in earnings of joint ventures	(8,854)	(11,981)	(28,042)	(23,433)
Income tax expense	(1,384)	(1,168)	(4,714)	(7,384)
Loss before equity in earnings of joint ventures	(10,238)	(13,149)	(32,756)	(30,817)
Equity in earnings of joint ventures	731	1,126	2,118	2,116
Net loss	$(9,507)	$(12,023)	$(30,638)	$(28,701)

Net loss allocated to common shareholders	$(9,507)	$(12,023)	$(30,638)	$(28,701)
LOSS PER COMMON SHARE:
Basic and Diluted	$(0.11)	$(0.14)	$(0.35)	$(0.32)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,611	88,468	88,588	88,549
Diluted	88,611	88,468	88,588	88,549

CENTURY ALUMINUM COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)
	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$140,801	$183,976
Restricted cash	3,273	258
Accounts receivable — net	51,247	50,667
Due from affiliates	24,955	37,870
Inventories	231,505	159,925
Prepaid and other current assets	40,708	34,975
Deferred taxes - current portion	19,720	19,726
Total current assets	512,209	487,397
Property, plant and equipment — net	1,239,201	1,188,214
Other assets	108,221	100,715
TOTAL	$1,859,631	$1,776,326
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$105,950	$75,370
Due to affiliates	71,739	39,737
Accrued and other current liabilities	72,921	40,099
Accrued employee benefits costs	17,060	18,683
Industrial revenue bonds	7,815	7,815
Current portion of long-term debt	2,603	—
Total current liabilities	278,088	181,704
Senior notes payable	246,442	250,582
Revolving credit facility	16,725	—
Accrued pension benefits costs — less current portion	59,724	67,878
Accrued postretirement benefits costs — less current portion	144,025	143,105
Other liabilities	37,184	40,162
Deferred taxes	111,922	110,252
Total noncurrent liabilities	616,022	611,979

SHAREHOLDERS’ EQUITY:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 79,734 and 80,283 issued and outstanding at September 30, 2013 and December 31, 2012, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,469,452 issued and 88,682,931 outstanding at September 30, 2013; 93,335,158 issued and 88,548,637 outstanding at December 31, 2012)	935	933
Additional paid-in capital	2,508,456	2,507,454
Treasury stock, at cost	(49,924)	(49,924)
Accumulated other comprehensive loss	(138,680)	(151,192)
Accumulated deficit	(1,355,267)	(1,324,629)
Total shareholders’ equity	965,521	982,643
TOTAL	$1,859,631	$1,776,326

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Nine months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(30,638)	$(28,701)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unrealized net (gain) loss on forward contracts	(762)	3,196
Gain on bargain purchase	(5,253)	—
Unrealized gain on E.ON contingent obligation	(16,428)	—
Accrued and other plant curtailment costs — net	3,380	4,025
Lower of cost or market inventory adjustment	10,286	(19,818)
Depreciation	49,082	46,925
Sebree power contract amortization	(14,461)	—
Debt discount amortization	586	791
Pension and other postretirement benefits	(2,674)	673
Stock-based compensation	961	412
Loss on early extinguishment of debt	3,272	—
Undistributed earnings of joint ventures	(2,118)	(2,116)
Change in operating assets and liabilities:
Accounts receivable — net	(1,063)	3,320
Due from affiliates	12,915	317
Inventories	(22,848)	31,810
Prepaid and other current assets	(4,892)	(8,254)
Accounts payable, trade	26,547	(8,823)
Due to affiliates	32,002	761
Accrued and other current liabilities	2,209	8,743
Other — net	2,355	(12,176)
Net cash provided by operating activities	42,458	21,085
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(31,994)	(10,399)
Nordural expansion — Helguvik	(2,855)	(5,474)
Purchase of carbon anode assets and improvements	(8,519)	(14,185)
Purchase of Sebree smelter	(48,058)	—
Investments in and advances to joint ventures	—	(275)
Dividends and payments received on advances from joint ventures	—	3,166
Proceeds from sale of property, plant and equipment	515	89
Restricted and other cash deposits	(3,015)	—
Net cash used in investing activities	(93,926)	(27,078)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(249,604)	—
Proceeds from issuance of debt	246,330	—
Borrowings under revolving credit facility	16,725	18,076
Repayments under revolving credit facility	—	(18,076)
Debt issuance costs	(3,994)	—
Debt retirement costs	(1,208)	—
Repurchase of common stock	—	(4,033)
Issuance of common stock — net	44	—

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)
(Unaudited)
	Nine months ended September 30,
	2013	2012
Net cash provided by (used in) financing activities	8,293	(4,033)
CHANGE IN CASH AND CASH EQUIVALENTS	(43,175)	(10,026)
Cash and cash equivalents, beginning of the period	183,976	183,401
Cash and cash equivalents, end of the period	$140,801	$173,375

CENTURY ALUMINUM COMPANY
SELECTED OPERATING DATA
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Tonnes	(000) Pounds	$/Pound	Tonnes	(000) Pounds	$ (000) Revenue
2013
3rd Quarter	140,120	308,911	$0.96	72,677	160,225	$101,381
2nd Quarter	106,284	234,316	0.98	69,986	154,293	101,290
1st Quarter	93,472	206,070	1.06	65,304	143,971	103,973
Total	339,876	749,297	$0.99	207,967	458,489	$306,644

2012
3rd Quarter	95,747	211,086	$0.98	67,684	149,217	$97,939
2nd Quarter	93,831	206,862	1.05	66,997	147,704	105,756
1st Quarter	94,087	207,426	1.06	65,880	145,240	106,416
Total	283,665	625,374	$1.03	200,561	442,161	$310,111

(1) Does not include Toll shipments from Nordural Grundartangi